CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock	49,835,250	$3.00	$149,505,750	$17,327.72

(1)	Includes 6,500,250 shares of common stock which may be issued on exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.
(2)	This filing fee is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933, as amended, and relates to the registration statement on Form S-3 (File No. 333-212819) filed by Gran Tierra Energy Inc. on August 2, 2016.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-212819

PROSPECTUS SUPPLEMENT
(to Prospectus Dated August 1, 2016)

43,335,000 Shares

Gran Tierra Energy Inc.

Common Stock

We are offering 43,335,000 shares of our common stock, par value $0.001 per share.

	Per Share	Total
Public offering price	$3.00	$130,005,000
Underwriting discounts and commissions	$0.12	$5,200,200
Net proceeds to us, before expenses	$2.88	$124,804,800

Our common stock is listed on the NYSE MKT and the Toronto Stock Exchange (“TSX”) under the symbol “GTE.” On November 18, 2016, the last sale price of our common stock as reported on the NYSE MKT was $3.03 per share and on the TSX was CAD $4.10 per share.

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page S-4 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters also have the option to purchase up to an additional 6,500,250 shares from us on the same terms and conditions as set forth above within 30 days from the date of this prospectus supplement.

The underwriters expect to deliver the shares against payment therefor on or about November 29, 2016.

Joint Book-Running Managers

Scotiabank	RBC Capital Markets	Dundee Capital Markets

Co-Lead Manager

TD Securities

Co-Managers

Peters & Co. Limited	GMP FirstEnergy	Morgan Stanley	CIBC Capital Markets

Canaccord Genuity Corp.	Cormark Securities Inc.	HSBC	Natixis	Paradigm Capital

The date of this prospectus supplement is November 21, 2016

You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus or in any free writing prospectus provided by us. We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in the documents incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Delivery of the shares is expected to be made against payment therefor on or about November 29, 2016, which is the 5th business day following the date of pricing of the shares (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares on the date of pricing of the shares or the next two succeeding business days will be required, by virtue of the fact that the shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS	1
ABOUT GRAN TIERRA ENERGY INC.	2
ABOUT THE PETROLATINA ACQUISITION	2
RISK FACTORS	5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	7

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of the offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the offering. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein or therein by reference in their entirety. You should pay special attention to “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 5 of the accompanying prospectus to determine whether an investment in our common stock is appropriate for you. For purposes of this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, references to “Gran Tierra,” “the Company,” “we,” “us” and “our” refer to Gran Tierra Energy Inc., a Delaware corporation, and its consolidated subsidiaries. Unless otherwise noted, capitalized terms used in this prospectus supplement have the same meanings as used in the accompanying prospectus. All dollar amounts in this prospectus supplement, unless otherwise specified, are expressed in U.S. dollars.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the completion, timing and size of the offering and use of proceeds thereof;
•	our business strategy and our expectations with respect to the implementation of our business strategy;
•	our expectations with respect to the drilling, exploration or development of our resources;
•	our intended capital spending program, including expected costs and the allocation of our capital spending program;
•	our production expectations, the product mix of such production and expectations respecting production growth or maintenance;
•	our reserves and the reserves of PetroLatina Energy Limited (“PetroLatina”); and
•	anticipated funding of our capital spending program.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in our most recent annual report on Form 10-K, in our subsequently filed quarterly reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus supplement, the accompanying prospectus, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

S-iv

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement or the accompanying prospectus or in documents incorporated by reference herein or therein. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety for a better understanding of the offering. You should also read “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 5 of the accompanying prospectus for more information about important factors that you should consider before investing in our common stock in the offering.

About Gran Tierra Energy Inc.

We are an independent international energy company engaged in oil and gas acquisition, exploration, development and production. We own the rights to oil and gas properties in Colombia, Peru and Brazil. We made our initial acquisition of oil and gas producing and non-producing properties in Argentina in September 2005. Since then, we have acquired oil and gas producing and non-producing assets in Colombia, Peru, Argentina and Brazil. We sold our Argentina business unit in June 2014. In 2016, we completed acquisitions of Petroamerica Oil Corp., PetroGranada Colombia Limited and PetroLatina.

We were incorporated under the laws of the State of Nevada on June 6, 2003, under the name of Goldstrike Inc., and changed our state of incorporation to Delaware on October 31, 2016. Our principal executive offices are located at Suite 900, 520 — 3 Avenue SW, Calgary, Alberta, Canada T2P 0R3. The telephone number at our principal executive offices is (403) 265-3221. Our website address is www.grantierra.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement, and you should not consider it part of this prospectus supplement or part of any free writing prospectus. Our website address is included in this document as an inactive textual reference only.

Recent Developments

Operational Update

On November 14, 2016, we provided the following updates for our development and exploration operations in Colombia:

Development Activities

Acordionero Field (Gran Tierra 100% Working Interest (“WI”) and Operator).  The Acordionero-5 well was drilled and cased as a producer in the Lisama A and C formations with 997 feet of gross oil pay conducive for hydrocarbons. The well has subsequently been completed with 866 feet of perforations and a large capacity electric submersible pump was installed. The well began producing on November 10, 2016, and is currently on stable clean up at 1,557 barrel of oil per day (“bopd”), gas-oil ratio of 98 standard cubic feet of natural gas per barrel of oil and 1% water-cut. Cycle time from the acquisition of the Acordionero field, by way of the acquisition of PetroLatina which closed on August 23, 2016, to the first Gran Tierra-operated well being onstream, was approximately 10 weeks during which contracting of a new rig, civil works, surface tie-in and drilling and completion activities were executed.

The drilling rig has been moved to Acordionero-7, the next development well, which is expected to spud by the end of November 2016. The Acordionero-7 well is designed to be drilled horizontally in the Lisama A formation to a maximum depth of 10,894 feet, which we believe should assist in appraising the as yet unconfirmed oil-water contact in the formation. The well is expected to be placed on production before the end of December 2016.

Exploration Activities

Putumayo 7 (“PUT-7”) Block (Gran Tierra 100% WI and Operator).  We commenced our “N” sands exploration program on the PUT-7 Block with the drilling of the Cumplidor-1 exploration/appraisal well. The Cumplidor-1 well has a target zone defined by amplitudes on 3D seismic data, and was spud on October 20, 2016. The well reached a final total measured depth of 11,280 feet (9,399 vertical feet of total depth) on November 8, 2016 and was drilled as per plan in 19.5 days. The well encountered 65 feet of gross interval in the “N” sands, with two sands having 34 feet measured depth of interpreted net oil pay based on logging while drilling (“LWD”) logs obtained while drilling, which is approximately 15% greater than pre-drill estimates. Average porosities measured from log evaluation are estimated to be 21%, with maximum porosities of up to 28%. The “N” sands encountered in Cumplidor-1 appear to be thicker than those currently producing within the adjacent Quinde field. We ran 7-inch diameter production casing in the Cumplidor-1 well which was cemented in place on November 13, 2016. The well is expected to be tested over the next two weeks, prior to putting the well on long-term production testing and releasing the drilling rig to the Alpha-1 well in the PUT-7 Block.

We expect to spud the Alpha-1 exploration well from the same pad as the Cumplidor-1 well prior to the end of November 2016. The well is designed to test the “N” sand amplitude anomaly identified on 2D seismic, further extending the success observed with the Cumplidor-1 well. Drilling is expected to take 24 days and if successful, is expected to be on production before the end of 2016.

The early production facility for the Cumplidor-1 and Alpha-1 wells, and other potential follow-up development wells, is currently in the final stages of construction; mechanical and electrical works continue on schedule. The facility is on schedule to be complete in late November 2016.

Guriyaco-1 Exploration Well (Gran Tierra 100% WI and Operator).  We have mobilized stimulation equipment and was pumping the first acid stimulation in this well on November 14, 2016. As previously disclosed, selective testing and stimulation of the different reservoir zones are expected to begin in mid-November 2016 with results expected late November 2016.

Costayaco 19 and 9 “A” Limestone wells (Gran Tierra 100% WI and Operator).   Costayaco 19 continues to show strong production performance with no production decline and produced an average of 2,072 bopd over 24 hours on November 12, 2016. Costayaco 9 has been producing approximately 450 bopd on natural flow. A coiled tubing unit is currently on this well running the final jet pump for production. We have also mobilized a drilling rig to Costayaco to further appraise the new A Limestone play later this year.

The above references to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed.

Borrowing Base Redetermination

On November 16, 2016, we entered into the fourth amendment to our credit agreement to, among other things, increase the borrowing base of our revolving credit facility from $185 million, with $160 million readily available and $25 million subject to the consent of all lenders, to $250 million readily available. Concurrent with the effectiveness of the amendment, we repaid our bridge loan facility in full using available borrowing capacity under our revolving credit facility.

The Offering

Issuer
Gran Tierra Energy Inc.
Shares of common stock offered
43,335,000 shares.
Option to purchase additional shares
The underwriters also have the option to purchase up to an additional 6,500,250 shares from us on the same terms and conditions within 30 days from the date of this prospectus supplement.
Shares of common stock outstanding following this offering
390,636,531 shares (397,136,781 shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds
We expect to receive net proceeds from the offering of approximately $123.9 million (or approximately $142.6 million if the underwriters exercise their option to purchase additional shares in full) after deducting the estimated offering expenses. We intend to use the net proceeds of this offering (including any amounts received from the exercise of the underwriters’ option to purchase additional shares) to repay borrowings outstanding under our revolving credit facility, which amounts may be reborrowed for general corporate purposes, including to fund appraisal and development and to finance potential acquisitions. Please read “Use of Proceeds” in this prospectus supplement.
Conflicts of interest
Affiliates of certain of the underwriters are lenders under our credit agreement. Because a portion of the net proceeds from this offering may be used to repay such indebtedness, we expect that more than 5% of the net proceeds may be directed to one or more of such underwriters (or their affiliates), which would be considered a “conflict of interest” under Financial Regulatory Authority, Inc. (“FINRA”) Rule 5121. As such, this offering is being conducted in accordance with FINRA Rule 5121. Please read “Underwriting (Conflicts of Interest).”
Risk factors
An investment in our common stock involves certain risks that you should carefully evaluate prior to making an investment. Please read “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 5 of the accompanying prospectus.
NYSE MKT and TSX symbol
GTE.

Unless we indicate otherwise or the context otherwise requires, all of the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares and does not reflect (i) shares of common stock issuable upon vesting of outstanding options, restricted stock units, performance stock units and deferred stock units, (ii) shares of common stock issuable upon the conversion of our outstanding 5.00% Convertible Senior Notes due 2021 (the “2021 Convertible Notes”), (iii) shares of common stock issuable upon the exchange of exchangeable shares of Gran Tierra Goldstrike Inc. (“Goldstrike Exchangeco”) or (iv) shares of common stock issuable upon the exchange of exchangeable shares of Gran Tierra Exchangeco Inc. (“Exchangeco”).

.

RISK FACTORS

Please refer to “Part I — Item 1A. Risk Factors” and other discussions in our Annual Report on Form 10-K for the year ended December 31, 2015 and “Part II — Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2016 and September 30, 2016, which are incorporated by reference herein, for a description of important risks and uncertainties associated with our business and an investment in our securities, including the common stock offered by this prospectus supplement. The following are risk factors specific to an investment in our common stock.

Risks Related to this Offering and Our Common Stock

The price of our common stock historically has been volatile, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock on the NYSE MKT has varied between a high of $3.49 on June 9, 2016 and a low of $1.79 on January 12, 2016 in the twelve-month period ending on November 18, 2016. The market price for our common stock on the TSX has varied between a high of CAD $4.44 on June 9, 2016 and a low of CAD $2.56 on January 12, 2016 in the twelve-month period ending on November 18, 2016. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of our common stock could adversely impact our stock price. Except for the lock-up agreements described herein under “Underwriting (Conflicts of Interest),” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Our certificate of incorporation allows us to issue a total of 570,000,000 shares of common stock and 25,000,000 shares of preferred stock. In the future, we may sell additional shares of our common stock to raise capital for general corporate purposes, which may include working capital, capital expenditures, acquisitions, investments or the retirement of outstanding indebtedness, or issue additional shares as consideration in connection with acquisitions. Any of these events may dilute your ownership interest in our Company and have an adverse impact on the price of our common stock.

As of November 16, 2016, we had outstanding approximately 347,301,531 shares of our common stock and options to purchase approximately 9,212,944 shares of our common stock (of which approximately 5,032,168 were exercisable as of that date). We also have outstanding 3,537,302 exchangeable shares of Goldstrike Exchangeco, which may be exchanged on a 1-for-1 basis into shares of our common stock, and 4,833,255 shares of Exchangeco, which are exchangeable on a 1-for-1 basis into shares of our common stock as of November 16, 2016. Additionally, there are outstanding $115.0 million in principal amount of our 2021 Convertible Notes, which are convertible at any time into shares of our common stock. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Our certificate of incorporation, bylaws and Delaware law contain provisions that could discourage an acquisition or change of control of us.

Our certificate of incorporation and bylaws contain provisions that may make it more difficult to affect a change of control, to acquire us or to replace incumbent management, including, for example, limitations on shareholders’ ability to remove directors, call special meetings and to propose and nominate directors or otherwise propose actions for approval at stockholder meetings, as well as the ability of our board of directors to amend our certificate of incorporation and bylaws and to issue and set the terms of preferred stock without the approval of our stockholders. Section 203 of the Delaware General Corporation Law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. These provisions could discourage or prevent a change of control, even if it may be beneficial to our stockholders, or could reduce the price our stockholders receive in an acquisition of us.

We do not intend to pay, and the covenants contained in our credit agreement include restrictions on our ability to pay, dividends on our common stock and, consequently, our stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates.

We have not paid any cash dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain earnings for the future operation and development of our business. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors deemed relevant by our board of directors. The covenants contained in our credit agreement include limitations on our ability to pay cash dividends. Consequently, our stockholders’ only opportunity to achieve a return on its investment in us will be if the market price of our common stock appreciates as compared to the stockholder’s purchase price of our shares, which may not occur, and the stockholder sells its shares at a profit. There is no guarantee that the price of our common stock will ever exceed the price that a stockholder paid.

The unaudited pro forma financial information reflecting our acquisition of PetroLatina, which is incorporated by reference in this prospectus supplement, contains certain unaudited financial data of PetroLatina that was prepared by management of the Company.

The unaudited financial information concerning the results of operations and financial position of PetroLatina for and as of the six month period ended June 30, 2016 reflected in the unaudited pro forma financial information, which is incorporated by reference into the prospectus supplement, was prepared by management of the Company and has not been reviewed by an independent auditing firm. Accordingly, although management believes such financial information is based on reasonable assumptions, is derived from accurate accounting records of PetroLatina, and fairly represents the results of operations of PetroLatina for the periods shown, such financial information may prove to be inaccurate. As a result, investors should not place undue reliance on the unaudited pro forma financial information incorporated by reference in this prospectus supplement.

USE OF PROCEEDS

We expect to receive net proceeds from the offering of approximately $123.9 million (or approximately $142.6 million if the underwriters exercise their option to purchase additional shares in full) after deducting the estimated offering expenses. We intend to use the net proceeds of this offering (including any amounts received from the exercise of the underwriters’ option to purchase additional shares) to repay borrowings outstanding under our revolving credit facility, which amounts may be reborrowed for general corporate purposes, including to fund appraisal and development and to finance potential acquisitions.

As of November 16, 2016, we had outstanding borrowings of $190 million under our revolving credit facility. Borrowings under our revolving credit facility bore interest at a weighted average rate of approximately 3.05% per annum. Our revolving credit facility will mature on September 18, 2018. Borrowings under our revolving credit facility were used to fund a portion of the purchase price of our acquisition of PetroLatina and to repay borrowings under our bridge loan facility, which was also used to fund a portion of the purchase price of our acquisition of PetroLatina.

Affiliates of certain of the underwriters are lenders under our credit agreement and as such will receive their pro rata share of any amounts used from the net proceeds to repay indebtedness under the credit agreement. Please read “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth as of September 30, 2016, our cash and cash equivalents and our capitalization on:

•	an actual basis;
•	an as adjusted basis to give effect to (i) the borrowing base redetermination described under “Summary — Recent Developments — Borrowing Base Redetermination” and the repayment in full of our bridge loan facility using available borrowings under our revolving credit facility, and (ii) the issuance and sale of our common stock offered hereby and the application of the net proceeds from this offering as described in “Use of Proceeds.”

You should read this table in conjunction with our audited and unaudited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2016
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$48,073	$48,073
Long-term debt:
Convertible Notes	115,000	115,000
Revolving credit facility(1)	65,000	71,115
	$180,000	$186,115
Short-term debt(2)	130,000	—
Total debt	$310,000	$186,115
Shareholders’ equity:
Common stock (347,291,709 shares of common stock and 8,380,379 exchangeable shares issued and outstanding and 390,626,709 shares of common stock and 8,380,379 exchangeable shares, as adjusted)	10,260	10,303
Additional paid-in capital	1,218,937	1,342,778
Deficit	(366,617)	(366,617)
Total shareholders’ equity	862,580	986,465
Total capitalization	$1,172,580	$1,172,580

(1)	As of November 16, 2016, after giving effect to the borrowing base redetermination described under “Summary — Recent Developments — Borrowing Base Redetermination” and the repayment in full of our bridge loan facility using available borrowings under our revolving credit facility, we had approximately $190 million of borrowings outstanding under our revolving credit facility.
(2)	On November 16, 2016, concurrent with the effectiveness of the fourth amendment to our credit agreement, we repaid in full all outstanding borrowings under our bridge loan facility using available borrowing capacity under our revolving credit facility.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the NYSE MKT and TSX under the symbol “GTE.” The following table shows, for the periods indicated, the high and low reported sale prices for our common stock, as reported on the NYSE MKT.

	Sales Price
	High	Low
	(USD)
2014:
First quarter	$7.88	$6.73
Second quarter	8.14	6.59
Third quarter	8.18	5.43
Fourth quarter	5.56	3.08
2015:
First quarter	$3.95	$2.06
Second quarter	3.99	2.66
Third quarter	3.06	1.87
Fourth quarter	2.97	1.88
2016:
First quarter	$2.93	$1.79
Second quarter	3.49	2.26
Third quarter	3.40	2.60
Fourth quarter (through November 18, 2016)	3.30	$2.66

The following table shows, for the periods indicated, the high and low reported sale prices for our common stock, as reported on the TSX.

	Sales Price
	High	Low
	(CAD)
2014:
First quarter	$8.66	$7.46
Second quarter	8.68	7.19
Third quarter	8.69	6.02
Fourth quarter	6.24	3.57
2015:
First quarter	$4.65	$2.58
Second quarter	4.80	3.36
Third quarter	3.68	2.48
Fourth quarter	3.85	2.60
2016:
First quarter	$3.91	$2.56
Second quarter	4.44	2.98
Third quarter	4.29	3.42
Fourth quarter (through November 18, 2016)	4.40	$3.57

On November 18, 2016, the last sale price of our common stock as reported on the NYSE MKT was $3.03 per share and on the TSX was CAD $4.10 per share.

As of November 16, 2016, there were approximately: 77 holders of record of shares of our common stock and 347,301,531 shares outstanding with $0.001 par value; one share of Special A Voting Stock, $0.001 par value representing approximately three holders of record of 3,537,302 exchangeable shares of Goldstrike Exchangeco which may be exchanged on a 1-for-1 basis into shares of our common stock; and one share of Special B Voting Stock, $0.001 par value, representing 18 holders of record of 4,833,255 shares of Exchangeco, which are exchangeable on a 1-for-1 basis into shares of our common stock. Additionally, there are outstanding $115.0 million in principal amount of our 2021 Convertible Notes, which are convertible at any time into shares of our common stock.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain earnings for the future operation and development of our business. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors deemed relevant by our board of directors. The covenants contained in our credit agreement include limitations on our ability to pay cash dividends.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of shares of our common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in shares of our common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of shares of our common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;
•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;
•	whether the investment is permitted under the terms of the applicable documents governing the Plan;
•	whether the acquisition or holding of shares of our common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “— Prohibited Transaction Issues” below); and
•	whether the Plan will be considered to hold, as plan assets, (i) only shares of our common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “— Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of shares of our common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, shares of our common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by ERISA Plans are publicly offered securities — i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the DOL regulations), and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b) the entity is an “operating company” — i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding shares of our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of shares of our common stock. Purchasers of shares of our common stock have the exclusive responsibility for ensuring that their acquisition and holding of shares of our common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of shares of our common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;
•	tax-exempt or governmental organizations;
•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);
•	dealers in securities or foreign currencies;
•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
•	persons subject to the alternative minimum tax;
•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
•	certain former citizens or long-term residents of the United States; and
•	persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions

We do not expect to pay any distributions on our common stock in the foreseeable future. However, in the event we do make distributions of cash or other property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See the discussion below under “— Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Stock

Subject to the discussion below under “— Backup withholding and Information Reporting,” and “— Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;
•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or
•	our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock and on the gross proceeds from a disposition of our common stock (if such disposition occurs after

December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

MATERIAL CANADIAN FEDERAL INCOME TAX
CONSIDERATIONS FOR HOLDERS OF OUR COMMON STOCK

The following is a summary of the material Canadian federal income tax considerations under the Income Tax Act (Canada)(the “Tax Act”), generally applicable to a holder who acquires shares of our common stock pursuant to this offering, and who, for the purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada, holds such shares of our common stock as capital property, deals at arm’s length with us and the underwriters, and is not affiliated with us or the underwriters, (a “Holder”). The shares of our common stock will generally be considered to be capital property to a holder unless the holder holds such shares of our common stock in the course of carrying on a business of buying and selling securities or has acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is not applicable to a holder: (i) with respect to which our company is or will be, at any time, a “foreign affiliate” within the meaning of the Tax Act, (ii) that is a “financial institution” for the purposes of the mark-to-market rules under the Tax Act, (iii) an interest in which is a “tax shelter” or a “tax shelter investment,” each as defined in the Tax Act, (iv) that is a “specified financial institution” as defined in the Tax Act, (v) which has made a “functional currency” reporting election under section 261 of the Tax Act to report the holder’s “Canadian tax results” (as defined in the Tax Act) in a currency other than Canadian currency, or (vi) that has entered, or will enter, into a “derivative forward agreement,” as defined in the Tax Act, with respect to shares of our common stock. Any such holder should consult its own tax advisor with respect to the income tax considerations applicable to it in respect of acquiring, holding and disposing of shares of our common stock acquired pursuant to this offering.

This summary is based on the current provisions of the Tax Act and the regulations thereunder and an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. This summary also takes into account all proposed amendments to the Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that such Proposed Amendments will be enacted in the form proposed, although no assurance can be given that the Proposed Amendments will be enacted in their current form or at all. Except for the Proposed Amendments, this summary does not take into account or anticipate any other changes in law or any changes in the CRA’s administrative policies or assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from those in the Tax Act.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representations with respect to the income tax considerations applicable to any particular Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. The relevant tax considerations applicable to the acquiring, holding and disposing of shares of our common stock may vary according to the status of the purchaser, the jurisdiction in which the purchaser resides or carries on business and the purchaser’s own particular circumstances. Accordingly, prospective Holders are urged to consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of shares of our common stock.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of shares of our common stock (including dividends, adjusted cost base and proceeds of disposition) must generally be expressed in Canadian dollars. Amounts denominated in any other currency must be converted into Canadian dollars generally based on the exchange rate quoted by the Bank of Canada for noon on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Shares of our common stock are not “Canadian securities” for the purpose of the irrevocable election under subsection 39(4) of the Tax Act to treat all “Canadian securities,” as defined in the Tax Act, owned by a Holder as capital property, and therefore such election will not apply to shares of our common stock.

Holders who do not hold shares of our common stock as capital property should consult their own tax advisors regarding their particular circumstances.

Dividends on Shares of Our Common Stock

A Holder will be required to include in computing such Holder’s income for a taxation year the amount of any dividends, if any, received (or deemed to be received) on shares of our common stock, including amounts deducted for U.S. withholding tax. Dividends received on shares of our common stock by a Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from “taxable Canadian corporations” (as defined in the Tax Act). A Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.

To the extent that U.S. withholding tax is payable by a Holder in respect of any dividends received on shares of our common stock, the Holder may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. Generally, a Holder’s ability to claim a foreign tax credit in respect of U.S. withholding tax payable by the Holder will be limited to the proportion of the taxes otherwise payable under Part I of the Tax Act in respect of the Holder’s U.S. source income. Dividends paid on shares of our common stock to a Holder will generally be regarded as U.S. source income if our company is a resident of the United States for Canadian federal income tax purposes. Holders should consult their own tax advisors regarding the availability of a foreign tax credit or deduction, having regard to their particular circumstances.

Disposition of Shares of Our Common Stock

A disposition or deemed disposition of shares of our common stock by a Holder (including on a purchase of a share of our common stock for cancellation by our company) will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of the disposition, exceed (or are exceeded by) the adjusted cost base to the Holder of such shares of our common stock immediately before the disposition. See “— Taxation of Capital Gains and Capital Losses.”

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Holder will be included in the Holder’s income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) realized by a Holder in a taxation year generally must be deducted by the Holder against taxable capital gains in that year (subject to, and in accordance with, the provisions of the Tax Act). Allowable capital losses in excess of taxable capital gains realized by a Holder in a taxation year may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

Capital gains realized by a Holder that is an individual or trust, other than certain specified trusts, may give rise to a liability for alternative minimum tax under the Tax Act.

U.S. tax, if any, levied on any gain realized on a disposition of shares of our common stock may be eligible for a foreign tax credit under the Tax Act to the extent and under the circumstances described in the Tax Act. Holders should consult their own tax advisors with respect to the availability of a foreign tax credit, having regard to their particular circumstances.

Offshore Investment Fund Property Rules

The Tax Act contains provisions (the “OIFP Rules”) which, in certain circumstances, may require a Holder to include an amount in income in each taxation year in respect of the acquisition and holding of shares of our common stock if (1) the value of such shares of our common stock may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of the capital stock of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing, (collectively,

“Investment Assets”), and (2) it may reasonably be concluded that one of the main reasons for the Holder acquiring, holding or having shares of our common stock was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Holder.

In making the determination under point (2) in the preceding paragraph, the OIFP Rules provide that regard must be had to all of the circumstances, including (i) the nature, organization and operation of any non-resident entity, including our company, and the form of, and the terms and conditions governing, the Holder’s interest in, or connection with, any such non-resident entity, (ii) the extent to which any income, profit and gains that may reasonably be considered to be earned or accrued, whether directly or indirectly, for the benefit of any non-resident entity, including our company, are subject to an income or profits tax that is significantly less than the income tax that would be applicable to such income, profits and gains if they were earned directly by the Holder, and (iii) the extent to which any income, profits and gains of any non-resident entity, including our company, for any fiscal period are distributed in that or the immediately following fiscal period.

If applicable, the OIFP Rules generally require a Holder to include in the Holder’s income for each taxation year in which such Holder owns shares of our common stock the amount, if any, by which (i) the total of all amounts each of which is the product obtained when the Holder’s “designated cost” (as defined in the Tax Act) of shares of our common stock at the end of a month in the year is multiplied by  1/12 of the aggregate of the prescribed rate of interest for the period including that month plus two percentage points exceeds (ii) any dividends or other amounts included in computing such Holder’s income for the year (other than a capital gain) from our common stock determined without reference to the OIFP Rules. Any amount required to be included in computing a Holder’s income in respect of our common stock under these provisions will be added to the adjusted cost base and the designated cost of shares of our common stock to the Holder.

The CRA has taken the position that the term “portfolio investment” should be given a broad interpretation. Notwithstanding this interpretation, we do not believe that the value of shares of our common stock should be regarded as being derived, directly or indirectly, primarily from portfolio investments in Investment Assets, though the CRA may take a different view. However, if the term “portfolio investment” should be given a broad interpretation, and even if the value of shares of our common stock may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in Investment Assets, the OIFP Rules will apply to a Holder only if it is reasonable to conclude that one of the main reasons for the Holder acquiring, holding or having shares of our common stock was to derive a benefit from Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act if the income, profits and gains had been earned directly by the Holder.

The OIFP Rules are complex and their application will potentially depend, in part, on the reasons for a Holder acquiring, holding or having shares of our common stock. Holders are urged to consult their own tax advisors regarding the application and consequences of the OIFP Rules in their particular circumstances.

Additional Refundable Tax

A Holder that is, throughout its taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act), including taxable capital gains and certain dividends.

Foreign Property Information Reporting

In general, a Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” (as defined in the Tax Act) of “specified foreign property” (as defined in the Tax Act), including shares of our common stock, at any time in the year or fiscal period exceeds CAD $100,000 will be required to file an information return with the CRA for the taxation year or fiscal period disclosing certain prescribed information in respect of such property. Subject to certain exceptions, a Holder, other than a corporation or trust exempt from tax under Part I of the Tax Act, will be a “specified Canadian entity,” as will certain partnerships. Shares of our common stock will be “specified foreign property” to a Holder. Penalties may apply where a Holder fails to file the required information return in respect of such Holder’s “specified foreign property” on a timely basis in accordance with the Tax Act.

The reporting rules in the Tax Act relating to “specified foreign property” are complex and this summary does not purport to address all circumstances in which reporting may be required by a Holder. Holders should consult their own tax advisors regarding the reporting rules contained in the Tax Act.

UNDERWRITERS (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Scotia Capital Inc., RBC Dominion Securities Inc. and Dundee Securities Ltd. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock indicated below:

Underwriter	Number of shares of our common stock
Scotia Capital Inc.	10,978,200
RBC Dominion Securities Inc.	10,978,200
Dundee Securities Ltd.	8,378,100
TD Securities Inc.	5,633,550
Peters & Co. Limited	1,733,400
GMP Securities L.P.	1,300,050
Morgan Stanley Canada Limited	1,300,050
CIBC World Markets Inc.	866,700
Canaccord Genuity Corp.	433,350
Cormark Securities Inc.	433,350
HSBC Securities (Canada) Inc.	433,350
Natixis Securities Americas LLC	433,350
Paradigm Capital Inc.	433,350
Total	43,335,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of our common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for shares of our common stock covered by the underwriters’ over-allotment option described below.

This offering is being made concurrently in the United States and in each of the provinces of Canada. Our common stock will be offered in the United States through those underwriters or their U.S. affiliates who are registered to offer the shares of our common stock for sale in the United States, and in Canada through those underwriters or their Canadian affiliates who are registered to offer the shares of our common stock for sale in applicable Canadian provinces, and such other registered dealers as may be designated by the underwriters. Natixis Securities Americas LLC is not registered to sell securities in this offering in any Canadian jurisdiction and, accordingly, will only sell the common stock outside Canada. Subject to applicable law, the underwriters may offer our common stock outside of the United States and Canada.

The underwriters initially propose to offer part of the common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of our common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 6,500,250 additional shares of our common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of shares of our common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of our common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table.

The following table shows the price per share of our common stock and total public offering price, underwriting discounts and commissions, and proceeds, before expenses, to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 6,500,250 shares of our common stock from us.

	Per Share	Total
		No Exercise	Full Exercise
Public offering price	$3.00	$130,005,000	$149,505,750
Underwriting discounts and commissions to be paid by us	$0.12	$5,200,200	$5,980,230
Proceeds, before expenses, to us	$2.88	$124,804,800	$143,525,520

The public offering price for our common stock, wherever offered, is payable in U.S. dollars, except as may otherwise be agreed by the underwriters.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $920,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with FINRA up to $10,000.

We have agreed that, without the prior written consent of the representatives, on behalf of the underwriters, we will not, subject to limited exceptions, during the period ending 90 days after the date of this prospectus supplement (the “restricted period”):

•	sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to, any common stock or any other securities of the Company that are substantially similar to common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing,
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock or any other securities of the Company that are substantially similar to common stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise, or
•	publicly announce an intention to effect any transaction specified above.

In addition, we agree that, without the prior written consent of the representatives, on behalf of the underwriters, we will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the offer and resale of our common stock in this offering,
•	the filing of any registration statement on Form S-8 to register common stock, or securities exercisable or exchangeable into common stock, reserved for issuance under the Company’s equity compensation plans,
•	the issuance of common stock upon the exercise of options or warrants, the exchange of exchangeable securities or the conversion of convertible securities disclosed as outstanding in this prospectus supplement,
•	the issuance of employee stock options or other equity awards not exercisable or vesting during the restricted period pursuant to stock option plans described in this prospectus supplement, and

•	the issuance, or the entry into an agreement to issue, shares of common stock or securities convertible into or exchangeable for shares of common stock as consideration for any merger or acquisition made by the Company or any of its subsidiaries.

The representatives, in their sole discretion, may release the shares of our common stock and other securities subject to the lock-up agreement described above in whole or in part at any time with or without notice.

In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, our common stock in the open market to stabilize the price of our common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or retard a decline in the market price of our common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act and applicable Canadian securities laws.

Pursuant to Canadian securities laws and the Universal Market Integrity Rules for Canadian Marketplaces, the underwriters may not, throughout the period of distribution, bid for or purchase our common stock, except in accordance with certain permitted transactions, including market stabilization and passive market-making activities.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom.

Switzerland

Our common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or our common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our common stock.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of our common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock offered should conduct their own due diligence on our common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of our common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of our common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

Our common stock has not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

Our common stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our common stock may not be circulated or distributed, nor may our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Conflicts of Interest

We intend to use more than 5% of the net proceeds of this offering to repay outstanding indebtedness under our credit agreement. The Bank of Nova Scotia serves as the administrative agent and is a lender under this agreement, and the Royal Bank of Canada, HSBC Bank Canada and Natixis, New York Branch are lenders under this agreement.

Because Scotia Capital Inc., an affiliate of The Bank of Nova Scotia, RBC Dominion Securities Inc., an affiliate of the Royal Bank of Canada, HSBC Securities (Canada) Inc., an affiliate of HSBC Bank Canada, and Natixis Securities Americas LLC, an affiliate of Natixis, New York Branch are underwriters in this offering, a “conflict of interest” is deemed to exist under FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. In addition, in accordance with Rule 5121, Scotia Capital Inc., RBC Dominion Securities Inc., HSBC Securities (Canada) Inc., and Natixis Securities Americas LLC will not make sales to discretionary accounts without the prior written consent of the customer.

Peter Dey, the chairman of Paradigm Capital Inc., is a member of our board of directors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

The decision to offer our common stock was made solely by us, and the terms upon which the shares of our common stock are being offered were determined by negotiation between us and the underwriters. As a result of this offering, each of such underwriters (or their respective U.S. or Canadian underwriter affiliate, as applicable) will receive their share of the underwriting fee payable to the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC or similar authorities in the provinces of Canada. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov and the Canadian Securities Administrators maintain an Internet site known as SEDAR at www.sedar.com from which interested persons can electronically access our filings. Other information about us is also on our website at www.grantierra.com. However, except for the information specifically incorporated by reference herein as set forth below, the information on the SEC’s website and on SEDAR and the information on, or accessible through, our website do not constitute a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;
•	Our Current Reports on Form 8-K filed on March 3, 2016, March 30, 2016, April 6, 2016, April 19, 2016, April 22, 2016, June 3, 2016, June 27, 2016, July 7, 2016, July 14, 2016, August 2, 2016 (as amended by the Current Report on Form 8-K/A filed on November 4, 2016), August 29, 2016, November 4, 2016 and November 16, 2016;
•	Our Definitive Proxy Statement on Schedule 14A for the year ended December 31, 2015, filed on April 29, 2016, but only to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2015; and
•	The description of our common stock in our registration statement on Form 8-A filed with the SEC on April 7, 2008, as amended by our registration statement on Form 8-A/A filed with the SEC on November 3, 2016, including any amendments thereto or reports filed for the purposes of updating this description.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Gran Tierra Energy Inc.
Suite 900, 520 — 3 Avenue SW
Calgary, Alberta, Canada T2P 0R3
(403) 265-3221
Attn: Secretary

LEGAL MATTERS

Vinson & Elkins, L.L.P., Houston, Texas, will pass upon the validity of the common stock for us. Certain Canadian legal matters relating to this offering will be passed upon for us by Stikeman Elliot LLP. Davis Polk & Wardwell LLP, New York, New York, will pass upon certain U.S. legal matters for the underwriters. Certain Canadian legal matters relating to this offering will be passed upon for the underwriters by McCarthy Tetrault LLP.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the effectiveness of Gran Tierra Energy Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of PetroLatina as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015, included in Gran Tierra’s Current Reports on Form 8-K dated August 1, 2016, incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO LLP, independent accountants, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

Certain estimates of our oil and gas reserves and the oil and gas reserves of Petroamerica Oil Corp., PetroGranada Colombia Limited and PetroLatina, each as of December 31, 2015, and related information included or incorporated by reference in this prospectus have been derived from evaluations prepared by McDaniel & Associates Consultants Ltd. All such information has been so included or incorporated by reference on the authority of such firm as experts regarding the matters contained therein.

Prospectus

Common Stock
Preferred Stock
Debt Securities
Warrants
Subscription Receipts

This prospectus covers Gran Tierra’s offer and sale of common stock, preferred stock, debt securities, warrants and subscription receipts. From time to time, we may offer and sell any combination of the securities described in this prospectus, either individually or in combination. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, common stock, preferred stock or debt securities upon the exercise of warrants or any combination of these securities upon the exercise or exchange of subscription receipts.

This prospectus also covers the issuance, from time to time, of (i) up to 4,875,177 shares of our common stock that may be issued upon the exchange or redemption of the exchangeable shares of Exchangeco, an indirect wholly-owned Canadian subsidiary of ours, and (ii) up to 3,638,889 shares of our common stock that may be issued upon the exchange of the exchangeable shares of Goldstrike Exchangeco, an indirect wholly-owned Canadian subsidiary of ours. In this prospectus, we refer to the exchangeable shares of Exchangeco and Goldstrike Exchangeco, collectively, as the “exchangeable shares.” These shares of our common stock are to be issued in exchange for, or upon the redemption of, the exchangeable shares, and we will not receive any cash proceeds from the issuance of such shares.

The selling stockholders named herein may offer and sell, from time to time, up to 57,835,134 shares of our common stock that will be issued upon conversion of subscription receipts that were sold by us in a private placement to certain eligible purchasers in July 2016, as described further in “Description of Capital Stock.” We refer to these subscription receipts as the “private placement subscription receipts” in this prospectus. For a detailed discussion of these selling stockholders, please read “Selling Stockholders.”

Our common stock is listed on the NYSE MKT and the Toronto Stock Exchange (“TSX”) under the trading symbol “GTE.” On July 29, 2016, the last reported sale price of our common stock on the NYSE MKT was $2.77 per share. Any applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the NYSE MKT and the TSX or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained herein and in any applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Securities to be offered and sold by us may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement. The common stock to be sold by the selling stockholders may be sold directly by the selling stockholders to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. Any supplements to this prospectus may provide the specific terms of the plan of distribution. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 1, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell, either individually or in combination, in one or more offerings, any combination of the securities described in this prospectus, and the selling stockholders may offer and sell, in one or more offerings, shares of common stock that will be issued upon conversion of the private placement subscription receipts as described in this prospectus. This prospectus provides you with a general description of the securities we and the selling stockholders may offer.

In connection with certain offerings of securities under this prospectus, we may provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any prospectus supplement or related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

This prospectus contains and incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

ABOUT GRAN TIERRA ENERGY INC.

We are an independent international energy company engaged in oil and gas acquisition, exploration, development and production. We own the rights to oil and gas properties in Colombia, Peru and Brazil. We made our initial acquisition of oil and gas producing and non-producing properties in Argentina in September 2005. Since then, we have acquired oil and gas producing and non-producing assets in Colombia, Peru, Argentina and Brazil, with our largest acquisitions being the acquisition of Solana in 2008 and Petrolifera Petroleum Limited (“Petrolifera”) in 2011. We sold our Argentina business unit in June 2014.

We were incorporated under the laws of the State of Nevada on June 6, 2003, under the name of Goldstrike Inc. Our principal executive offices are located at 200, 150 13th Avenue SW, Calgary, Alberta, Canada T2R 0V2. The telephone number at our principal executive offices is (403) 265-3221. Our website address is www.grantierra.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement or free writing prospectus. Our website address is included in this document as an inactive textual reference only.

References in this prospectus to “Gran Tierra,” “the Company,” “we,” “us” and “our” refer to Gran Tierra Energy Inc., a Nevada corporation, and its consolidated subsidiaries, unless otherwise specified.

ABOUT THE PETROLATINA ACQUISITION

On June 30, 2016, Gran Tierra Energy International Holdings Ltd., a wholly-owned indirect subsidiary of Gran Tierra, entered into a share purchase agreement (the “Acquisition Agreement”) with Tribeca Oil & Gas Inc., Macquarie Bank Limited and Rorick Ventures Group Inc., as vendors (the “Vendors”), and Petrolatina Energy Limited (“PetroLatina”) providing for the acquisition of PetroLatina for cash consideration of $525 million (the “Acquisition”). Funding for the Acquisition will consist of an initial payment of $500 million at closing, subject to closing adjustments, and a deferred payment of $25 million to be paid prior to December 31, 2016. Subsequent to the signing of the Acquisition Agreement, Gran Tierra delivered $5 million to Macquarie Bank Limited, which funds are to be held in escrow and applied to the initial payment at closing (the “Escrow Funds”).

Gran Tierra expects to fund the Acquisition through a combination of Gran Tierra’s current cash balance, gross proceeds of $173.5 million from the recently consummated private placement of subscription receipts, available borrowings under Gran Tierra’s revolving loan credit facility and $130 million of borrowings under a new term loan under the credit facility that is contingent upon the close of the Acquisition. For more information on the private placement, please read “Description of Capital Stock — Private Placement Subscription Receipts”.

The Acquisition was unanimously approved by the board of directors of Gran Tierra. The Vendors collectively hold more than 80% of the shares of PetroLatina. Under the terms of the Acquisition Agreement, it is a condition of closing that all of the remaining shares of PetroLatina are acquired pursuant to the drag-along provisions of the Articles of Association of PetroLatina upon the closing of the Acquisition. The Acquisition is subject to the satisfaction or waiver of customary closing conditions, including, among other things, regulatory approvals. Approval from the Agencia Nacional de Hidrocarburos (National Hydrocarbon Agency) of Colombia, was received on July 29, 2016 and the Acquisition is expected to close prior to August 31, 2016. Please read “Risk Factors — The acquisition of Petrolatina may not be completed, and even if the acquisition is completed, we may fail to realize the benefits anticipated as a result of the acquisition.” The Acquisition Agreement also contains mutual representations and warranties of the parties covering customary matters. Each of the parties also makes various covenants in the Acquisition Agreement, including those requiring the parties to use reasonable commercial efforts to consummate the transaction.

The Acquisition Agreement may be terminated by either Gran Tierra or the Vendors under certain circumstances set forth in the Acquisition Agreement, including, among other circumstances, the failure of the Acquisition to be consummated on or before October 31, 2016. If the Acquisition Agreement is terminated by Gran Tierra as a result of the Vendors breach of any representations, warranties, covenants or obligations, the Vendors’ aggregate maximum liability will be limited to $5.0 million, and the Escrow Funds will be returned to Gran Tierra. If the Acquisition Agreement is terminated as a result of Gran Tierra breaching any representations, warranties, covenants or obligations, Gran Tierra’s maximum liability will be limited to the loss of the Escrow Funds deposited by Gran Tierra subsequent to the signing of the Acquisition Agreement.

PetroLatina is a private, independent exploration and production company with assets primarily in the Middle Magdalena Valley Basin of Colombia. PetroLatina holds approximately 469 thousand working interest acres in the Middle Magdalena Valley Basin, Llanos Basin and Putumayo Basin of Colombia.

The following table sets forth estimates of PetroLatina’s oil and gas reserves, net after royalty, as of December 31, 2015.

	Heavy Crude Oil	Light/Medium Oil
	(Mbbl)	(Mbbl)
Reserves Category
Proved
Developed	4,995	2,563
Undeveloped	8,635	2,602
Total proved reserves	13,630	5,165
Probable
Developed	1,755	1,424
Undeveloped	17,918	6,931
Total probable reserves	19,673	8,355
Possible
Developed	1,737	2,245
Undeveloped	26,213	9,661
Total possible reserves	27,950	11,906

Pricing Assumptions

The following oil and natural gas benchmark reference pricing, inflation and exchange rates as at December 31, 2015 were utilized in estimating PetroLatina’s 2015 oil and gas reserves.

Summary of Pricing Assumptions as of December 31, 2015

Brent Crude Oil Price	Acordionero(1) Field Oil Price	Chuira Field Oil Price	Juglar Field Oil Price	Los Angeles & Querubin Field Oil Price	Santa Lucia Field Oil Price	Colon Field Oil Price
$/bbl	$/bbl	$/bbl	$/bbl	$/bbl	$/bbl	$/bbl
54.08	41.92	44.54	44.04	38.54	41.55	44.04

Note:

(1)	Accordionero prices shown are for the proved case. Prices for the 2P and 3P cases differ slightly.

Estimated Reserves

Estimates of PetroLatina’s 2015 oil and gas reserves were prepared in connection with the Acquisition by McDaniel & Associates Consultants Ltd., an independent third-party petroleum engineering firm.

The process of estimating oil and gas reserves is complex and requires significant judgment, as discussed in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K. The reserve estimation process requires the use of significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. Therefore, the accuracy of the reserve estimate is dependent on the quality of the data, the accuracy of the assumptions based on the data and the interpretations and judgment related to the data.

Proved reserves are reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expires, unless evidence indicates that renewal is reasonably certain. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil or natural gas actually recovered will equal or exceed the estimate. To achieve reasonable certainty, the independent reserve engineers employed technologies that have been demonstrated to yield results with consistency and repeatability. Estimates of proved reserves are generated through the integration of relevant geological, engineering, and production data, utilizing technologies that have been demonstrated in the field to yield repeatable and consistent results as defined in the SEC regulations. Data used in these integrated assessments included information obtained directly from the subsurface through wellbores, such as well logs, reservoir core samples, fluid samples, static and dynamic pressure information, production test data, and surveillance and performance information. The data utilized also included subsurface information obtained through indirect measurements such as seismic data. Reservoir parameters from analogous reservoirs were used to increase the quality of and confidence in the reserves estimates when available. The method or combination of methods used to estimate the reserves of each reservoir was based on the unique circumstances of each reservoir and the dataset available at the time of the estimate. Probable reserves are reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Estimates of probable reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by us.

Possible reserves are reserves that are less certain to be recovered than probable reserves. Estimates of possible reserves are also inherently imprecise. Estimates of probable and possible reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” discussed under the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Report on Form 10-Q and any subsequently filed Current Report on Form 8-K, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference, and those risk factors that may be included in any applicable prospectus supplement, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

The acquisition of Petrolatina may not be completed, and even if the acquisition is completed, we may fail to realize the benefits anticipated as a result of the acquisition.

The Acquisition is expected to close prior to August 31, 2016, subject to customary closing conditions including, among other things, regulatory approval. Approval from the Agencia Nacional de Hidrocarburos (National Hydrocarbon Agency) of Colombia, was received on July 29, 2016. If these conditions are not satisfied or waived, the Acquisition will not be consummated. There can be no assurances that the Acquisition will be consummated or that the expected benefits of the Acquisition will be realized. If the Acquisition is delayed, not consummated or consummated in a manner different than previously disclosed, the price of our common stock may decline.

If we are able to consummate the Acquisition, such consummation would involve potential risks, including, without limitation, inefficiencies and unexpected costs and liabilities. If we consummate the Acquisition and if these risks or other expected costs and liabilities were to materialize, any desired benefits of the Acquisition may not be fully realized, if at all, and our future financial performance and results of operations could be negatively impacted.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our business strategy and our expectations with respect to the implementation of our business strategy;
•	our expectations with respect to the drilling, exploration or development of our resources;
•	our intended capital spending program, including expected costs and the allocation of our capital spending program;
•	our production expectations, the product mix of such production and expectations respecting production growth or maintenance; and
•	our and PetroLatina’s reserves; and
•	anticipated funding of our capital spending program.

In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail many of these risks under the heading “Risk Factors” contained in our most recent annual report on Form 10-K, in our most recent quarterly report on Form 10-Q and any subsequently filed Current Reports on Form 8-K, which are incorporated herein by reference. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder, if any, for general corporate purposes, including, without limitation, working capital, exploration and the development of our existing or acquired oil and natural gas resources, repayment of indebtedness that is currently or may in the future be outstanding and potential acquisitions.

We will receive no proceeds from the issuance of common stock upon exchange or redemption of the exchangeable shares.

Shares of our common stock that will be issued upon conversion of the private placement subscription receipts may be offered and sold by selling stockholders. We will not receive any of the proceeds from the sale or other disposition of shares of our common stock sold by selling stockholders in any offering by them.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth, for each of the periods presented, our ratio of earnings to fixed charges or our deficiency of earnings to cover fixed charges. Our earnings were insufficient to cover fixed charges for the three months ended March 31, 2016, and the years ended December 31, 2015 and 2014. The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2013, 2012 and 2011, and our deficiency of earnings available to cover fixed charges for the three months ended March 31, 2016, and the years ended December 31, 2015 and 2014.

	Three Months Ended March 31, 2016	Year Ended December 31,
		2015	2014	2013	2012	2011
	(In thousands, except ratio)
Ratio of earnings to fixed charges	—	—	—	14,727	7,271	162
Deficiency of earnings available to cover fixed charges (in thousands)	$(70,170)	$(368,119)	$(17,152)	—	—	—

For purposes of computing the ratio above, earnings consist of (loss) income from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense and the portion of operating lease expense that represents interest.

We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

SELLING STOCKHOLDERS

This prospectus covers the offering and sale, from time to time, of up to 57,835,134 shares of common stock by the selling stockholders. These shares of common stock will be issued to the selling stockholders upon conversion of the private placement subscription receipts. Such private placement subscription receipts were sold by us in a private placement to certain eligible purchasers in July 2016. The terms of conversion of the private placement subscription receipts and the private placement are described in “Description of Capital Stock — Private Placement Subscription Receipts.”

The initial issuance of the private placement subscription receipts was, and the issuance of shares of common stock upon conversion of the private placement subscription receipts will be, exempt from the registration requirements of the Securities Act. We are registering the offer and sale by the selling stockholders of the shares of common stock described below pursuant to the provisions of the RRAs (as defined below). For more information regarding the RRAs, please read “Description of Capital Stock — Private Placement Subscription Receipts.”

No offer or sale may occur unless the registration statement that includes this prospectus remains effective at the time such selling stockholder offers or sells shares of our common stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

The following table sets forth information relating to the selling stockholders as of July 27, 2016 based on information supplied to us by the selling stockholders on or prior to that date. We have not sought to verify such information. Information concerning the selling stockholders may change over time and selling stockholders may be added. If necessary, we will supplement this prospectus accordingly. Except as set forth below, none of the selling stockholders is a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.

The selling stockholders may hold or acquire at any time shares of our common stock in addition to those offered by this prospectus and may have acquired additional shares of our common stock since the date on which the information reflected herein was provided to us. In addition, the selling stockholders may have sold, transferred or otherwise disposed of some or all of their shares of our common stock since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their shares of our common stock in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

As of July 29, 2016, none of the private placement subscription receipts had been converted into shares of common stock. The beneficial ownership information presented below assumes that all 57,835,134 Subscription Receipts have been converted pursuant to the Conversion (as defined below) for an equivalent number of shares of our common stock and such shares of our common stock are held by the selling stockholders. For purposes of the table below, we assume that all shares covered by this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of common stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. Except as described in the footnotes to the following table, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of common stock in this table does not constitute an admission of beneficial ownership for the person named below.

The percentages in the table are based on 355,672,088 shares of common stock outstanding as of July 29, 2016, which, for purposes of this table includes 57,835,134 shares of common stock issuable upon Conversion of the Subscription Receipts and 3,638,889 shares of Goldstrike Exchangeco and 4,875,177 shares of

Exchangeco issued and outstanding as of July 29, 2016, as such exchangeable shares are immediately exchangeable for shares of our common stock and vote together with our common stock on all matters as if shares of our common stock. In calculating this percentage for a particular selling stockholder, we treated as outstanding the number of shares of our common stock issuable upon conversion of that particular holder’s 5.00% Convertible Senior Notes due 2021 of Gran Tierra (the “convertible notes”) and did not assume conversion of any other holder’s convertible notes.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Percentage of Common Stock Beneficially Owned Prior to the Offering(1)	Common Stock Offered Hereby	Common Stock to be Beneficially Owned After Offering	Percentage of Common Stock to be Beneficially Owned After Offering(1)
Black Maple Capital Master Fund, Ltd.(2)	500,000	*	500,000	—	—
Compass Offshore SAV LLC(3)	751,800	*	146,800	605,000	*
Compass SAV LLC(3)	997,800	*	194,800	803,000	*
Curvature Market Neutral Fund(4)	3,492,400	*	687,600	2,804,800	*
Curvature Fund LP(5)	979,000	*	193,000	786,700	*
Edgepoint Investment Group Inc., Edgepoint Canadian Growth Portfolio(6)	6,004,079	1.69%	407,000	5,597,079	1.57%
Edgepoint Investment Group Inc., Edgepoint Canadian Portfolio(6)	6,290,079	1.77%	693,000	5,597,079	1.57%
MMCAP International Inc. SPC(7)	8,491,866	2.37%	5,580,000	2,911,866	*
Verition Advisors (Canada) ULC(8)	6,232,872	1.73%	1,250,000	4,982,872	1.38%
Amber Global Opportunities Master Fund Ltd.(9)	13,232,171	3.72%	6,000,000	7,232,171	2.03%
Thomas E. Claugus	720,200	*	116,700	603,500	*
Bay Resource Partners, L.P.(10)	5,148,500	1.45%	841,900	4,306,600	1.21%
Bay II Resource Partners, L.P.(10)	4,567,700	1.28%	775,500	3,792,200	1.07%
Bay Resource Partners Offshore Master Fund, L.P.(10)	8,158,100	2.29%	1,265,900	6,892,200	1.94%
Luminus Energy Partners Master Fund, Ltd.(11)	4,500,000	1.27%	3,500,000	1,000,000	*
Public Sector Pension Investment Board	14,334,870	4.03%	10,000,000	4,334,870	1.22%
West Face Long Term Opportunities Global Master L.P.(12)	19,877,988	5.55%	2,900,000	16,977,988	4.74%
OPSEC Pension Trust(13)	290,000	*	290,000	—	—
Fiera Capital Equity Growth Fund(13)	500,000	*	500,000	—	—
Fiera Canadian Equity Small Cap Fund(13)	320,000	*	320,000	—	—
Fiera Canadian Equity Small Cap Core II Fund(13)	140,000	*	140,000	—	—
TIF-Foreign Smaller Companies Series(14)	3,312,500	*	449,100	2,863,400	*
John Hancock Funds II – International Small Cap Fund(14)	2,317,200	*	471,600	1,845,600	*
Clearwater International Fund(14)	193,100	*	41,800	151,300	*
TGIT-Templeton Foreign Smaller Companies Fund(14)	321,300	*	57,800	263,500	*
GLG European Long-Short Master Fund Ltd.(15)	179,280	*	179,280	—	—

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Percentage of Common Stock Beneficially Owned Prior to the Offering(1)	Common Stock Offered Hereby	Common Stock to be Beneficially Owned After Offering	Percentage of Common Stock to be Beneficially Owned After Offering(1)
GLG Multi Strategy Master Fund(15)	114,194	*	114,194	—	—
GLG Investments VI PLC:
Sub-Fund Man GLG Global Equity Alternative(15)	341,368	*	341,368	—	—
GLG European Long-Short Fund(15)	337,502	*	337,502	—	—
GLG Investments Umbrella QIF PLC:
Sub-Fund GLG ELS QIF Master(15)	1,393,453	*	1,393,453	—	—
GLG Investments VI PLC:
Sub-Fund GLG European Equity Alternative(15)	925,508	*	925,508	—	—
Man GLG European Long-Short Equity Restricted(15)	208,695	*	208,695	—	—
Trimark Resources Fund(16)	750,000	*	750,000	—	—
Synergy Canadian Corporate Class(17)	894,900	*	894,900	—	—
Canadian Style Small Mid Cap(17)	421,900	*	421,900	—	—
Synergy Tactical Small/Mid Cap Fund(17)	20,700	*	20,700	—	—
Synergy Tactical Momentum(17)	34,900	*	34,900	—	—
Counsel Canadian Growth(17)	126,500	*	126,500	—	—
Desjardin Canadian Equity(17)	1,069,600	*	1,069,600	—	—
Renaissance Canadian Equity Private Pool(17)	164,200	*	164,200	—	—
Renaissance Canadian Growth(17)	350,900	*	350,900	—	—
London Life Cdn Eq Fd(17)	407,200	*	407,200	—	—
University of Saskatchewan(17)	75,000	*	75,000	—	—
WSIB Investments (public Equities) Pooled Fund Trust(17)	838,200	*	838,200	—	—
Picton Mahoney Long Short Equity Fund(17)	172,200	*	172,200	—	—
Picton Mahoney Market Neutral Equity Fund(17)	383,700	*	383,700	—	—
Picton Mahoney Long Short Global Resource Fund(17)	27,300	*	27,300	—	—
Picton Mahoney 130/30 Alpha Extension Canadian Equity Fund(17)	344,300	*	344,300	—	—
Picton Mahoney World 130/30 Canadian Equity Fund(17)	168,500	*	168,500	—	—
Polar Multi-Strategy Master Fund(18)	6,226,259	1.73%	1,345,536	4,880,723	1.35%
Polar Multi-Strategy Master Fund, Crown Managed Accounts SPC – Crown/Polar Segregated Portfolio(18)	328,995	*	71,131	257,864		*
Vertex Fund(19)	2,825,000	*	2,825,000	—	—
Vertex Growth Fund(19)	250,000	*	250,000	—	—
Vertex Arbitrage Fund(20)	125,000	*	125,000	—	—

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Percentage of Common Stock Beneficially Owned Prior to the Offering(1)	Common Stock Offered Hereby	Common Stock to be Beneficially Owned After Offering	Percentage of Common Stock to be Beneficially Owned After Offering(1)
Her Majesty the Queen in right of Alberta(21)	5,977,600	1.68%	5,500,000	477,600		*
Rodger Trimble(22)	25,000	*	25,000	—	—
Lawrence West(23)	286,696	*	20,000	266,696		*
Alan Johnson(24)	105,866	*	12,800	93,066		*
Ronald Royal(25)	215,438	*	51,667	163,771		*
Ryan Ellson(26)	366,696	*	30,000	336,696		*
Gary S. Guidry(27)	2,682,000	*	161,500	2,520,500		*
Glen Mah(28)	50,000	*	35,000	15,000		*
David P. Smith(29)	84,393	*	35,000	49,393		*
Evan J. Hazell(30)	117,869	*	25,000	92,869		*
Brooke Wade(31)	425,771	*	250,000	175,771		*

*	Less than one percent.
(1)	Based on 355,672,088 shares of our common stock outstanding as of July 29, 2016, which, for purposes of this table includes 57,835,134 shares of common stock issuable upon Conversion of the Subscription Receipts and 3,638,889 shares of Goldstrike Exchangeco and 4,875,177 shares of Exchangeco issued and outstanding as of July 29, 2016, as such shares are immediately exchangeable for shares of our common stock and vote together with our common stock on all matters as if shares of our common stock. In calculating the percentage for a particular selling stockholder, we treated as outstanding the number of shares of our common stock issuable upon exercise of that particular selling stockholder’s convertible notes and did not assume exercise of any other holder’s convertible notes.
(2)	Black Maple Capital Management, LP exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(3)	Each of MIO Partners Inc. and CHS Asset Management Inc. exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(4)	Each of CHS Asset Management Inc. and Arrow Capital Management Inc. exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(5)	CHS Asset Management Inc. exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(6)	Geoff MacDonald, Frank Mullen, Ted Chisholm, Tye Bousada and Andrew Pastor exercise sole voting and investment power of the shares of common stock held by the selling stockholder.
(7)	MM Asset Management Inc., as advisor, exercises sole voting and investment power over the shares of common stock held by the selling stockholder. In calculating the percentage for the selling stockholder, we treated as outstanding the number of shares of our common stock issuable upon exercise of the selling stockholder’s convertible notes and did not assume exercise of any other selling stockholder’s convertible notes. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the convertible notes, is subject to adjustment in certain circumstances. Accordingly, the aggregate principal amount of convertible notes and the number of shares of common stock into which the convertible notes are convertible may increase or decrease.

(8)	Verition Fund Management LLC exercises shared voting and investment power over the shares of common stock held by the selling stockholder. In calculating the percentage for the selling stockholder, we treated as outstanding the number of shares of our common stock issuable upon exercise of the selling stockholder’s convertible notes and did not assume exercise of any other selling stockholder’s convertible notes. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the convertible notes, is subject to adjustment in certain circumstances. Accordingly, the aggregate principal amount of convertible notes and the number of shares of common stock into which the convertible notes are convertible may increase or decrease.
(9)	Amber Capital UK LLP, as investment manager, exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(10)	GMT Capital Corp exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(11)	Luminus Management, LLC exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(12)	West Face Capital Inc., as investment adviser to the selling stockholder, exercises sole voting and investment power over the shares of common stock held by the selling stockholder. In calculating the percentage for the selling stockholder, we treated as outstanding the number of shares of our common stock issuable upon exercise of the selling stockholder’s convertible notes and did not assume exercise of any other selling stockholder’s convertible notes. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the convertible notes, is subject to adjustment in certain circumstances. Accordingly, the aggregate principal amount of convertible notes and the number of shares of common stock into which the convertible notes are convertible may increase or decrease.
(13)	Michael Chan exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(14)	Representatives of the selling stockholder have advised us that the beneficial owner of the selling stockholder is an affiliate of a U.S. registered broker-dealer; however, the selling stockholder acquired the common stock in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common stock held by the selling stockholder.

Templeton Investment Council, LLC and Franklin Advisers, Inc., in their capacities as the investment adviser to the selling stockholder, exercise sole voting and investment power over the shares of common stock held by the selling stockholder.

(15)	GLG Partners LP, as investment manager of the selling stockholder, exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(16)	Representatives of the selling stockholder have advised us that the selling stockholder is an affiliate of a U.S. registered broker-dealer; however, the selling stockholder acquired the common stock in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common stock held by the selling stockholder.

Invesco Canada Ltd. exercises sole voting and investment power over the shares of common stock held by the selling stockholder.

(17)	Picton Mahoney Asset Management exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(18)	Polar Asset Management Partners Inc. exercises sole voting and investment power over the shares of common stock held by the selling stockholder. In calculating the percentage for Polar Multi-Strategy Master Fund, we treated as outstanding the number of shares of our common stock issuable upon exercise of the selling stockholder’s convertible notes and did not assume exercise of any other selling stockholder’s convertible notes. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the convertible notes, is subject to adjustment in certain circumstances. Accordingly, the aggregate principal amount of convertible notes and the number of shares of common stock into which the convertible notes are convertible may increase or decrease.
(19)	John Thiessen exercises ultimate voting and investment power as lead Portfolio Manager to the Vertex Fund and the Vertex Growth Fund, on behalf of Vertex One Asset Management Inc., over the shares of common stock held by the selling stockholders.

(20)	Craig Chilton and Tom Savage exercise ultimate voting and investment power as lead Portfolio Managers to the Vertex Arbitrage Fund, on behalf of Vertex One Asset Management, over the shares of common stock held by the selling stockholder.
(21)	Alberta Investment Management Corporation, an authorized agent for Her Majesty the Queen in Right of Alberta, exercises sole voting and investment power over the shares of common stock held by the selling stockholder.
(22)	Mr. Trimble is the Vice President, Investor Relations of Gran Tierra.
(23)	Mr. West is the Vice President, Exploration of Gran Tierra.
(24)	Mr. Johnson is the Vice President, Asset Management of Gran Tierra.
(25)	Mr. Royal is a member of Gran Tierra’s Board of Directors.
(26)	Mr. Ellson is the Chief Financial Officer of Gran Tierra. These figures include 30,000 shares of common stock issuable upon conversion of the subscription receipts that are owned by Mr. Ellson’s spouse, which Mr. Ellson is deemed to beneficially own.
(27)	Mr. Guidry is the President and Chief Executive Officer and Director of Gran Tierra.
(28)	Mr. Mah is the Vice President, Business Development of Gran Tierra.
(29)	Mr. Smith is a member of Gran Tierra’s Board of Directors. These figures include 35,000 shares of common stock issuable upon conversion of the subscription receipts that are owned by Mr. Smith’s spouse, which Mr. Smith is deemed to beneficially own.
(30)	Mr. Hazell is a member of Gran Tierra’s Board of Directors.
(31)	Mr. Wade is a member of Gran Tierra’s Board of Directors. These figures include 250,000 shares of common stock issuable upon conversion of the subscription receipts that are owned by Wade Capital Corporation, which Mr. Wade is deemed to beneficially own.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our restated articles of incorporation authorize the issuance of 595,000,002 shares of our capital stock, of which 570,000,000 are designated as common stock, par value $0.001 per share, 25 million are designated as preferred stock, par value $0.001 per share, one share is designated as Special A Voting Stock, par value $0.001 per share, and one share is designated as Special B Voting Stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

The following description of our capital stock is derived from various provisions of our articles of incorporation, our bylaws, and such other documents as relate to the issuance of the two series of exchangeable shares.

Common Stock

We are authorized to issue 570,000,000 shares of common stock, par value $0.001 per share. Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the common stock representing a majority of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue 25,000,000 shares of “blank check” preferred stock, par value $0.001 per share. The board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by the board of directors, without the necessity of obtaining approval of the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with financings, possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue under this prospectus, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that contains the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;
•	the number of shares we are offering;
•	the liquidation preference per share;

•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if applicable;
•	the provisions for a sinking fund, if applicable;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of material United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.
Special A Voting Stock

The one share of Special A Voting Stock was created to allow the holders of exchangeable shares (“GTE-Goldstrike Exchangeable Shares”), issued by our indirect, wholly-owned subsidiary Gran Tierra Goldstrike Inc. (“Goldstrike Exchangeco”), in connection with our combination with Goldstrike, Inc. (“Goldstrike”) in 2005, to vote at our stockholder meetings and exercise the other rights that the holders of our common stock may exercise. The holder of the one share of Special A Voting Stock is not entitled to receive dividends or distributions, but has the right to vote on each matter on which holders of our common stock are entitled to vote and to cast that number of votes equal to the number of GTE-Goldstrike Exchangeable Shares outstanding that are not owned by us or our subsidiaries. In connection with the share exchange transaction involving the former shareholders of Gran Tierra Canada, and pursuant to the Voting Exchange and Trust Agreement dated November 10, 2005 between Goldstrike, 1203647 Alberta Inc. (“Callco”), Goldstrike Exchangeco and Olympia Trust Company (now Computershare Trust Company of Canada) (the “Voting Exchange and Support Agreement”), the share of Special A Voting Stock was issued to a trustee for the holders of GTE-Goldstrike Exchangeable Shares (the “Special A Trustee”). The Special A Trustee may only cast votes with respect to the share of Special A Voting Stock based on instructions received from the holders of GTE-Goldstrike Exchangeable Shares. The GTE-Goldstrike Exchangeable Shares are described more fully below.

GTE-Goldstrike Exchangeable Shares

Each GTE-Goldstrike Exchangeable Share can be exchanged by the holder for one share of our common stock at any time, subject to compliance with the articles of Goldstrike Exchangeco and the retraction call right described below, and will receive the same dividends payable on our common stock. At the time of exchange, taxes may be due from the holders of the GTE-Goldstrike Exchangeable Shares. The GTE-Goldstrike Exchangeable Shares have voting rights through the one share of Special A Voting Stock described above, and the holders thereof are able to vote on all matters on which the holders of our common stock are entitled to vote.

In order to exchange GTE-Goldstrike Exchangeable Shares for shares of common stock, a holder of GTE-Goldstrike Exchangeable Shares must submit a retraction request to Goldstrike Exchangeco together with the share certificate representing the GTE-Goldstrike Exchangeable Shares to be redeemed. Callco is a corporation incorporated under the laws of Alberta and is our wholly-owned subsidiary. Pursuant to the Voting Exchange and Support Agreement, Callco has an overriding retraction call right to purchase any GTE-Goldstrike Exchangeable Shares for which a retraction request has been submitted by providing the holder of the GTE-Goldstrike Exchangeable Shares subject to a retraction request with one share of our common stock for each GTE-Goldstrike Exchangeable Share subject to the retraction request. Pursuant to the Voting Exchange and Support Agreement, we are obligated to deliver shares of our common stock to Callco in order to satisfy the obligations of Callco under the retraction call right. A holder of GTE-Goldstrike Exchangeable Shares may revoke their retraction request in writing to Goldstrike Exchangeco by close of business on the third business day prior to the date specified in the retraction request, however, in the event that the retraction request is not revoked by the holder and Callco does not exercise its right to override the holder’s retraction request, Goldstrike Exchangeco will redeem the retracted shares on the date specified in the retraction request.

If, as a result of solvency requirements or applicable law, Goldstrike Exchangeco is not permitted to redeem all of the GTE-Goldstrike Exchangeable Shares identified in the retraction request, and Callco has not exercised its retraction call right, Goldstrike Exchangeco will redeem only those retracted GTE-Goldstrike Exchangeable Shares tendered by the holder as would not be contrary to provisions of applicable law. The Special A Trustee, on behalf of the holder of any retracted shares not so redeemed by Goldstrike Exchangeco or purchased by Callco, will require us to purchase the unredeemed retracted shares on the date set forth in the retraction request.

We have an overriding right to purchase, or cause Callco to purchase, all GTE-Goldstrike Exchangeable Shares for common stock in the event of a change of law that permits holders of GTE-Goldstrike Exchangeable Shares to exchange their GTE-Goldstrike Exchangeable Shares for shares of common stock on a basis that will not require holders to recognize a gain or loss for Canadian tax purposes. In addition, subject to applicable law, Goldstrike Exchangeco may at any time and from time to time purchase for cancellation all or any part of the outstanding GTE-Goldstrike Exchangeable Shares.

Holders of GTE-Goldstrike Exchangeable Shares have the right to instruct the Special A Trustee to cause Callco to purchase GTE-Goldstrike Exchangeable Shares for shares of our common stock if Goldstrike Exchangeco becomes insolvent or institutes insolvency proceedings. In addition, Callco will be deemed to have purchased the GTE-Goldstrike Exchangeable Shares for shares of common stock if we are subject to liquidation, wound up or dissolved.

Special B Voting Stock

The one share of Special B Voting Stock was designated to allow former shareholders of Solana who elected, pursuant to the terms of the arrangement agreement by and among us, Exchangeco and Solana (the “Arrangement Agreement”), to receive exchangeable shares (“GTE-Solana Exchangeable Shares”), issued by our indirect, wholly-owned subsidiary Solana Exchangeco, in lieu of shares of our common stock, to vote at our stockholder meetings. The holder of the one share of Special B Voting Stock is not entitled to receive dividends or distributions, but has the right to vote on each matter on which holders of our common stock are entitled to vote and to cast that number of votes equal to the number of GTE-Solana Exchangeable Shares outstanding that are not owned by us or our affiliates. In connection with the arrangement under the Arrangement Agreement, and pursuant to the Voting and Exchange Trust Agreement between Solana

Exchangeco, us and Computershare Trust Company of Canada (the “Solana Exchangeco Voting and Exchange Trust Agreement”), the share of Special B Voting Stock was issued to Computershare Trust Company of Canada as trustee for the holders of GTE-Solana Exchangeable Shares (the “Special B Trustee”). The Special B Trustee may only cast votes with respect to the share of Special B Voting Stock based on instructions received from the holders of GTE-Solana Exchangeable Shares. The GTE-Solana Exchangeable Shares are described more fully below.

GTE-Solana Exchangeable Shares

Under the terms of the Arrangement Agreement, certain Canadian Solana shareholders received GTE-Solana Exchangeable Shares instead of shares of our common stock. Each GTE-Solana Exchangeable Share can be exchanged by the holder for one share of our common stock at any time, subject to compliance with the articles of Solana Exchangeco and the retraction call right described below, and will receive the same dividends payable on our common stock. At the time of exchange, taxes may be due from the holders of the GTE-Solana Exchangeable Shares. The GTE-Solana Exchangeable Shares have voting rights through the one share of Special B Voting Stock described above, and the holders thereof are able to vote on all matters on which the holders of our common stock are entitled to vote.

In order to exchange the GTE-Solana Exchangeable Shares for shares of Gran Tierra common stock, a holder of GTE-Solana Exchangeable Shares must submit a retraction request to Solana Exchangeco together with the share certificate representing the GTE-Solana Exchangeable Shares to be redeemed. Pursuant to the articles of Solana Exchangeco and the Support Agreement, dated November 14, 2008, between us, Gran Tierra Callco ULC, a corporation incorporated under the laws of Alberta and our direct wholly-owned subsidiary (“Solana Callco”) and Solana Exchangeco (the “Support Agreement”), Callco has an overriding retraction call right to purchase all of the GTE-Solana Exchangeable Shares for a price per GTE-Solana Exchangeable Share equal to one share of our common stock and (provided that the GTE-Solana Exchangeable Shares are held on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that GTE-Solana Exchangeable Share less any amount withheld on account of tax (the “Purchase Price”). A holder of GTE-Solana Exchangeable Shares may revoke their retraction request in writing to Solana Exchangeco by close of business on the business day prior to the date specified in the retraction request, however, in the event that the retraction request is not revoked by the holder and Solana Callco does not exercise its right to override the holder’s retraction request, Solana Exchangeco will redeem the retracted shares on the date specified in the retraction request.

If, as a result of solvency requirements or applicable law, Solana Exchangeco is not permitted to redeem all of the GTE-Solana Exchangeable Shares identified in the retraction request, and Solana Callco has not exercised its retraction call right, Solana Exchangeco will redeem only those retracted GTE-Solana Exchangeable Shares tendered by the holder as would not be contrary to provisions of applicable law. The Special B Trustee, on behalf of the holder of any retracted shares not so redeemed by Solana Exchangeco or purchased by Solana Callco, will require us to purchase the unredeemed retracted shares on the date set forth in the retraction request.

The GTE-Solana Exchangeable Shares are subject to redemption by Solana Exchangeco for shares of our common stock at any time on such date established by the board of directors of Solana Exchangeco, which date will be no earlier than November 14, 2013, unless: (i) there are issued and outstanding less than 25,285,358 GTE-Solana Exchangeable Shares not held by us or our affiliates; (ii) a control transaction for us occurs, being any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving us, or any proposal to carry out the same, and upon the determination of the board of directors of Solana Exchangeco that such redemption is necessary to effectuate the control transaction, among other things; (iii) any proposal subject to the vote of holders of GTE-Solana Exchangeable Shares, as shareholders of Solana Exchangeco, the bona fide purpose of which the board of directors of Solana Exchangeco determines is not practicable to accomplish, excluding matters related to the equivalence of the rights of GTE-Solana Exchangeable Shares and our common stock, and matters in respect of which holders of GTE-Solana Exchangeable Shares are entitled to vote, or to direct the Special B Trustee to vote, under the Solana Exchangeco Voting and Exchange Trust Agreement; or (iv) the business day following the day when holders of GTE-Solana Exchangeable Shares fail to approve or disapprove, as applicable, a proposed change in the terms of the GTE-Solana Exchangeable Shares where the approval or disapproval of such proposed change is required to maintain their economic equivalence to shares of our common stock.

Solana Callco has an overriding redemption call right to purchase all of the GTE-Solana Exchangeable Shares not held by us or our affiliates upon the occurrence of one of the above described redemption events. Upon exercise of Solana Callco’s redemption call right, holders of GTE-Solana Exchangeable Shares will be obligated to sell their GTE-Solana Exchangeable Shares to Solana Callco and Solana Exchangeco’s right and obligation to redeem the GTE–Solana Exchangeable Shares will terminate upon payment by Solana Callco of the Purchase Price for the GTE-Solana Exchangeable Shares.

We have an overriding right to purchase, or cause Solana Callco to purchase, all GTE–Solana Exchangeable Shares for common stock in the event of a change of law that permits holders of GTE-Solana Exchangeable Shares to exchange their GTE-Solana Exchangeable Shares for shares of common stock on a basis that will not require holders to recognize a gain or loss for Canadian tax purposes. In addition, subject to applicable law, Solana Exchangeco may at any time and from time to time purchase for cancellation all or any part of the outstanding GTE-Solana Exchangeable Shares.

Holders of GTE-Solana Exchangeable Shares have the right to instruct the Special B Trustee to cause us to purchase GTE-Solana Exchangeable Shares for shares of common stock if Solana Exchangeco becomes insolvent or institutes insolvency proceedings. In addition, we will be deemed to have purchased the GTE-Solana Exchangeable Shares for shares of common stock if we are subject to liquidation, wound up or dissolved.

Private Placement Subscription Receipts

On July 8, 2016, we issued 57,835,134 subscription receipts at a price of $3.00 per subscription receipt in a private placement in reliance on Section 4(a)(2) of the Securities Act and in Canada by way of a private placement in all provinces of Canada under applicable accredited investor and director and executive officer private placement exemptions. The private placement subscription receipts were issued by Gran Tierra pursuant to a subscription receipt agreement (the “Subscription Receipt Agreement”) by and between Gran Tierra and Computershare Trust Company of Canada, as subscription receipt agent. Pursuant to the terms of the Subscription Receipt Agreement, the gross proceeds from the sale and issuance of the subscription receipts (less 50% of the Agency Fee (as defined in the Subscription Receipt Agreement)), were placed in an escrow account. Each private placement subscription receipt evidences the right of the holder to receive without the payment of additional consideration or further action on the part of the holder and upon satisfaction of the Escrow Release Condition (as described below) on or before 5:00 p.m. (Toronto time) on October 31, 2016 (the “Deadline”), one share of common stock of Gran Tierra (the “Conversion”). The “Escrow Release Condition” will occur if and when, before the Deadline, both of the following two events occur:

(i)	other than payment of the purchase price, all conditions precedent to the completion of the previously announced acquisition by Gran Tierra of PetroLatina Energy Ltd. (or alternatively, certain entities of PetroLatina Energy Ltd. owning the interests in the Acordionero oil field (Midas Block) located in Colombia if a permitted reorganization of PetroLatina Energy Ltd. is effected) (the “Acquisition”) as provided for in the agreement governing the Acquisition (the “Acquisition Agreement”), as may be amended from time to time, have been satisfied in accordance with the terms of the Acquisition Agreement or waived (provided no such amendment or waiver is materially adverse to the holders of the private placement subscription receipts); and
(ii)	the parties to the Acquisition Agreement are ready, willing and able to consummate the transactions contemplated thereby concurrent with the release of the Escrowed Funds.

In the event that the Escrow Release Condition is not satisfied prior to the Deadline, the Acquisition Agreement is terminated in accordance with its terms or Gran Tierra announces that it does not intend to proceed with the Acquisition, the subscription for common stock represented by each private placement subscription receipt shall be automatically terminated and cancelled and each holder shall receive an amount equal to $3.00 per private placement subscription receipt held plus such holder’s pro rata share of the Earned Interest (as defined in the Subscription Receipt Agreement), less applicable withholding taxes, all in the manner and on the terms and conditions set out in the Subscription Receipt Agreement. If the private placement subscription receipts are so terminated, the shares of common stock issuable upon conversion of the private placement subscription receipts, the resale of which is registered hereby, will not be issued.

In connection with the issuance of the private placement subscription receipts, Gran Tierra agreed to enter into registration rights agreements with each of the subscribers (collectively, the “RRAs”). Pursuant to RRAs, Gran Tierra is required (i) to file with the SEC as soon as reasonably practicable, but in no event later than August 15, 2016, a shelf registration statement covering resales of the shares of Common Stock issuable upon conversion of the Subscription Receipts, (ii) to use its commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC as promptly as practicable, (iii) to use its commercially reasonable efforts to keep such shelf registration statement effective until the earlier of (A) the sale pursuant to a registration statement of all of the Registrable Securities (as defined in the RRAs) covered by the shelf registration statement under the Securities Act or pursuant to Rule 144 of all of the Registrable Securities and (B) July 8, 2019, subject to certain extensions as set forth in the RRAs and (iv) to use commercially reasonable efforts to file a prospectus with the applicable Canadian securities commissions in the various provinces of Canada where the private placement subscription receipts are distributed pursuant to the private placement to qualify the distribution of all of the Common Stock issuable upon conversion of the private placement subscription receipts on or before August 15, 2016.

Options

As of June 30, 2016, options representing the right to purchase 8,907,134 shares of common stock were issued and outstanding at a weighted average exercise price of $4.27. The outstanding options were granted pursuant to our 2007 Equity Incentive Plan, which is an amendment and restatement of our 2005 Equity Incentive Plan, and our 2016 equity compensation program, to certain of our employees, officers and employee-directors.

Warrants

As of June 30, 2016, we did not have any warrants outstanding.

Indemnification; Limitation of Liability

Nevada Revised Statutes, or NRS, Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees and former directors, officers and employees (including heirs and personal representatives) to the fullest extent permitted under Nevada law.

Our articles of incorporation and bylaws provide a limitation of liability in that no director or officer shall be personally liable to Gran Tierra or any of its shareholders for damages for breach of fiduciary duty as director or officer involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Our employment agreements with certain of our executive officers contain provisions which require us to indemnify them for costs, charges and expenses incurred in connection with (i) civil, criminal or administrative actions resulting from the executive officers service as such and (ii) actions by or on behalf of Gran Tierra to which the executive officer is made a party. We are required to provide such indemnification if (i) the executive officer acted honestly and in good faith with a view to the best interests of Gran Tierra, and (ii) in the case of a criminal or administrative proceeding or proceeding that is enforced by a monetary policy, the executive officer had reasonable grounds for believing that his conduct was lawful.

We have also entered into an indemnity agreement with all of our officers and directors. The agreement provides that we will indemnify officers and directors to the fullest extent permitted by law, including indemnification in third party claims and derivative actions. The agreement also provides that we will provide an advancement for expenses incurred by the officers or directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the “interested stockholder” first becomes an “interested stockholder” unless the combination meets all of the requirements of the articles of incorporation of the resident domestic corporation and (i) the corporation’s board of directors approves the combination in advance, or (ii) the combination is approved by the board of directors of the resident domestic corporation and, at or after that time, the combination is approved at an annual or special meeting of the stockholders of the resident domestic corporation, and not by written consent, by the affirmative vote of the holders of stock representing at least 60 percent of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder or the affiliates or associates of the interested stockholder. For purposes of Nevada law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of Gran Tierra from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent and Registrar

We have appointed Computershare Trust Company, N.A. (including its affiliates in Canada) as the transfer agent and registrar for our common stock.

Listing on the NYSE MKT and Toronto Stock Exchange

Our common stock is listed on the NYSE MKT and the Toronto Stock Exchange under the trading symbol “GTE.” Any applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NYSE MKT, the Toronto Stock Exchange or any securities market or other exchange of the securities stock covered by such prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title of the series of debt securities;
•	any limit upon the aggregate principal amount that may be issued;
•	the maturity date or dates;
•	the form of the debt securities of the series;
•	the applicability of any guarantees;
•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;
•	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;
•	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;
•	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;
•	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;
•	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;
•	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;
•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;
•	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;
•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;
•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;
•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;
•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;
•	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale or assignment of the debt securities of the series; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.
Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;
•	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;
•	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and
•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;
•	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and
•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;
•	to comply with the provisions described above under “Description of Debt Securities — Consolidation, Merger or Sale;”
•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;
•	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;
•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;
•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities — General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;
•	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or
•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of any debt securities of any series;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.
Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	provide for payment;
•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	pay principal of and premium and interest on any debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	recover excess money held by the trustee;
•	compensate and indemnify the trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.
Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

DESCRIPTION OF WARRANTS

The following description, together with the additional information that we include in any applicable prospectus supplement and in any related free writing prospectus that we may authorize to be distributed to you, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may be issued in one or more series. Warrants may be offered independently or in combination with other securities offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that may be offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;
•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;
•	a discussion of any material or special U.S. federal income tax considerations of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or
•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.
Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Governing Law

Unless we otherwise specify in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue subscription receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, common stock, preferred stock, warrants or any combination thereof. Subscription receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between us and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the subscription receipts. Each Escrow Agent will be a financial institution organized under the laws of the United States or a state thereof or Canada or a province thereof and authorized to carry on business as a trustee. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a Current Report on Form 8-K that we file with the SEC, any Subscription Receipt Agreement describing the terms and conditions of subscription receipts we are offering before the issuance of such subscription receipts.

The following description sets forth certain general terms and provisions of subscription receipts and is not intended to be complete. The statements made in this prospectus relating to any Subscription Receipt Agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the prospectus supplement describing such Subscription Receipt Agreement.

The prospectus supplement relating to any subscription receipts we offer will describe the subscription receipts and include specific terms relating to their offering. All such terms will comply with the requirements of the TSX and NYSE MKT relating to subscription receipts. If underwriters or agents are used in the sale of subscription receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the subscription receipts sold to or through such underwriters or agents.

General

The prospectus supplement and the Subscription Receipt Agreement for any subscription receipts we offer will describe the specific terms of the subscription receipts and may include, but are not limited to, any of the following:

•	the designation and aggregate number of subscription receipts offered;
•	the price at which the subscription receipts will be offered;
•	the currency or currencies in which the subscription receipts will be offered;
•	the designation, number and terms of the common stock, preferred stock, warrants or combination thereof to be received by holders of subscription receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;
•	the conditions (the “Release Conditions”) that must be met in order for holders of subscription receipts to receive for no additional consideration common stock, preferred stock, warrants or combination thereof;
•	the procedures for the issuance and delivery of common stock, preferred stock, warrants or combination thereof to holders of subscription receipts upon satisfaction of the Release Conditions;
•	whether any payments will be made to holders of subscription receipts upon delivery of the common stock, preferred stock, warrants or combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on common stock by us to holders of record during the period from the date of issuance of the subscription receipts to the date of issuance of any common stock pursuant to the terms of the Subscription Receipt Agreement);
•	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;
•	the terms and conditions pursuant to which the Escrow Agent will hold common stock, preferred stock, warrants or combination thereof pending satisfaction of the Release Conditions;

•	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to us upon satisfaction of the Release Conditions;
•	if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the subscription receipts;
•	procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price for their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;
•	any entitlement that we may have to purchase the subscription receipts in the open market by private agreement or otherwise;
•	whether we will issue the subscription receipts as global securities and, if so, the identity of the depositary for the global securities;
•	whether we will issue the subscription receipts as bearer securities, registered securities or both;
•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the subscription receipts;
•	the identity of the Escrow Agent;
•	whether the subscription receipts will be listed on any exchange;
•	material United States and Canadian federal tax consequences of owning the subscription receipts; and
•	any other terms of the subscription receipts.

In addition, the prospectus supplement and the Subscription Receipt Agreement for any subscription receipts we offer will describe all contractual rights of rescission that will be granted to initial purchasers of subscription receipts in the event this prospectus, the prospectus supplement under which the subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation, as discussed further under the sub-paragraph entitled “Rescission” below.

The holders of subscription receipts will not be shareholders. Holders of subscription receipts are entitled only to receive common stock, preferred stock, warrants or a combination thereof on exchange of their subscription receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of subscription receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to us (and, if the subscription receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the subscription receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of subscription receipts will receive a refund of all or a portion of the subscription price for their subscription receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. Common stock, preferred stock or warrants may be held in escrow by the Escrow Agent, and will be released to the holders of subscription receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the common stock, preferred stock or warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the subscription receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the common stock, preferred stock or warrants to which the holder of common stock, preferred stock or warrants would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of common stock or preferred stock of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of common shares or preferred shares, respectively, to be issued to holders of subscription receipts whose subscription receipts entitle the holders thereof to receive common stock or preferred stock. Alternatively, such securities, evidences of indebtedness or assets may, at our option, be issued to the Escrow Agent and delivered to holders of subscription receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if other corporate actions affect the common stock, preferred stock or warrants, which, in the reasonable opinion of our directors, would materially affect the rights of the holders of subscription receipts and/or the rights attached to the subscription receipts, the number of common stock, preferred stock or warrants which are to be received pursuant to the subscription receipts shall be adjusted in such manner, if any, and at such time as our directors may in their discretion reasonably determine to be equitable to the holders of subscription receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this prospectus, the prospectus supplement under which the subscription receipts are offered, or any amendment thereto, will entitle each initial purchaser of subscription receipts to a contractual right of rescission following the issuance of the common stock, preferred stock or warrants to such purchaser entitling such purchaser to receive the amount paid for the subscription receipts upon surrender of the common stock, preferred stock or warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of subscription receipts who acquire such subscription receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire subscription receipts in the United States.

Global Securities

We may issue subscription receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable prospectus supplement. The global securities may be in temporary or permanent form. The applicable prospectus supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable prospectus supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the subscription receipts issued thereunder by way of a resolution of holders of subscription receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of subscriptions receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	the performance of third party service providers;
•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section entitled “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;
•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;
•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;
•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and
•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;
•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

The Securities We May Offer

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

•	the name or names of the underwriters, if any;
•	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we or they have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act and/or applicable Canadian securities laws, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters or agents that are qualified market makers on the NYSE MKT may engage in passive market making transactions in the common stock on the NYSE MKT in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Common Stock We May Issue upon Exchange or Redemption of Exchangeable Shares

We will distribute the shares of common stock issued upon exchange or redemption of the exchangeable shares by the holders of such exchangeable shares as discussed in “Description of Capital Stock — Capital Stock Issued and Outstanding — GTE-Goldstrike Exchangeable Shares and  — GTE-Solana Exchangeable Shares”.

Common Stock that May be Offered by the Selling Stockholders

Shares of common stock that will be issued upon conversion of the private placement subscription receipts may from time to time be offered for sale either directly by such selling stockholder, or through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the common stock may be sold by the selling stockholders include:

•	underwritten transactions;
•	privately negotiated transactions;
•	exchange distributions and/or secondary distributions;
•	sales in the over the counter market;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share;
•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to the prospectus;
•	short sales;
•	through the writing of options on the shares, whether or not the options are listed on an options exchange;
•	through the distributions of the shares by any selling stockholder to its partners, members or stockholders;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell common stock pursuant to an exemption from Securities Act registration, if available, rather than under this prospectus.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholders may directly effect such transactions or alternatively through underwriters, dealers or agents or on any exchange on which the common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act. In certain circumstances, we have agreed to register the common stock for sale under the Securities Act and to indemnify the selling stockholders against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with the sales of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of common stock in the course of hedging positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

Distribution of Common Stock in Canada

In Canada, the distribution of the common stock issuable upon the conversion of the private placement subscription receipts may be qualified pursuant to a prospectus filed in certain provinces of Canada.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Vinson & Elkins LLP, Houston, Texas, and/or Greenberg Traurig, LLP, Las Vegas, Nevada, will pass upon the validity of the securities offered by this prospectus and any supplement thereto.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of Gran Tierra Energy Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of PetroLatina Energy Limited as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015, included in Gran Tierra Energy Inc.’s Current Report on Form 8-K dated August 1, 2016, incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO LLP, independent accountants, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

Certain estimates of our oil and gas reserves and the oil and gas reserves of Petroamerica Oil Corp., PetroGranada Colombia Limited and PetroLatina Energy Limited, each as of December 31, 2015, and related information included or incorporated by reference in this prospectus have been derived from evaluations prepared by McDaniel & Associates Consultants Ltd. All such information has been so included or incorporated by reference on the authority of such firm as experts regarding the matters contained therein.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2015;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;
•	our Current Reports on Form 8-K filed on January 19, 2016, February 23, 2016, March 3, 2016, March 30, 2016, April 6, 2016, April 19, 2016, April 22, 2016, June 3, 2016, June 27, 2016, July 7, 2016, July 14, 2016 and August 1, 2016;
•	the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2015 from our Definitive Proxy Statement on Schedule 14A filed on April 29, 2016, as amended or supplemented; and
•	the description of our common stock in our registration statement on Form 8-A filed with the SEC on April 7, 2008, including any amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of all offerings of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Gran Tierra Energy Inc.
200, 150 13th Avenue SW
Calgary, Alberta, Canada T2R 0V2
(403) 265-3221
Attn: Secretary